The Board of Directors
GE Global Insurance Holding Corporation:

We consent to incorporation by reference in the registration statement (No. 33-80193) on Form S-3 of GE Global Insurance Holding Corporation of our report dated January 22, 1999, relating to the consolidated statements of financial position of GE Global Insurance Holding Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998, annual report on Form 10-K of GE Global Insurance Holding Corporation.


                                                                        KPMG LLP


Kansas City, Missouri
March 26, 1999